Exhibit 99.1

Nivalis Therapeutics Reports Second Quarter 2016 Financial Results

– Cavosonstat achieves significant phase 2 enrollment milestones during the quarter

BOULDER, Colo., August 1, 2016 –  Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical-stage pharmaceutical company focused on treating people with cystic fibrosis (CF), today reported financial results and recent business highlights for the second quarter 2016. Nivalis continues to advance the clinical development of cavosonstat (N91115), a novel stabilizer of the cystic fibrosis transmembrane conductance regulator protein, or CFTR.

“We achieved significant enrollment milestones in our Phase 2 development program of cavosonstat, including completion of enrollment in our 138 patient study where we are adding cavosonstat to Orkambi™ , and initiation of dosing in a second smaller study where we are adding cavosonstat to Kalydeco™,” said Jon Congleton, president and chief executive officer of Nivalis. “We are encouraged by the enthusiasm for a stabilizer therapy by the CF community and are pleased that the achievement of full enrollment within our targeted timeline allows us to reach our goal of presenting topline data by the end of the year,” Congleton added.

Second Quarter Financial Results

For the second quarter ended June 30, 2016, Nivalis reported a net loss of $8.5 million, or ($0.55) per share compared to a net loss of $7.8 million, or ($0.51) per share in the first quarter of 2016. The increased loss was primarily the result of progressing cavosonstat in two Phase 2 clinical studies including completing enrollment, as planned, in the study adding cavosonstat to Orkambi.

Cash used in operating activities was $6.5 million during the second quarter and  $13.6 million for the six months year to date. As of June 30, 2016, Nivalis has approximately $74 million in cash and marketable securities. Nivalis has no outstanding debt and there are 15.5 million shares of common stock issued and outstanding.

Recent Business Highlights and Upcoming Milestones

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In early July, the Company announced completion of enrollment, defined as the last patient enrolled receiving their first study dose, in the larger of the two Phase 2 clinical studies of cavosonstat. In this study, cavosonstat is being evaluated for the treatment of CF patients, who have two copies of the F508del mutation, when added to Orkambi (lumacaftor/ivacaftor). The 16-week (including a 4-week follow-up), double-blind, randomized, placebo-controlled, parallel group study is designed to investigate the efficacy and safety of two doses of cavosonstat, 200mg and 400mg twice daily, compared to placebo when added to Orkambi. A total of 138 patients were enrolled at 46 sites in the U.S. and topline results are expected by the end of this year. More information on this Phase 2 study is available on ClinicalTrials.gov, reference Identifier: NCT02589236.cavosonstat(N91115).

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In May, Nivalis also began dosing patients in a second Phase 2 trial to evaluate the effect of cavosonstat in patients who have one copy of the F508del mutation and a second mutation that results in a gating defect in the CFTR protein. This proof-of-concept study is intended to evaluate the efficacy and safety of cavosonstat, 400mg twice daily, in adult patients who have these mutations and who are being treated with Kalydeco™ (ivacaftor). This multicenter study will randomize approximately 20 CF patients to either cavosonstat with Kalydeco or placebo with Kalydeco. The primary efficacy endpoint is the within group absolute change from baseline in ppFEV1 in the cavosonstat treatment group. Data is expected the first half of 2017. More information on this Phase 2 study is available on ClinicalTrials.gov, reference Identifier: NCT02724527.cavosonstat(N91115).

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David Rodman, M.D. was appointed as chief medical officer and executive vice president of discovery effective April 18th. Dr. Rodman most recently served as chief medical officer and executive vice president, research and development at miRagen Therapeutics. Prior to his role at miRagen, he served as vice president of clinical development at Vertex Pharmaceuticals Inc., where he led teams in the development of Vertex’s cystic fibrosis programs, including Orkambi. These efforts led to Breakthrough Therapy Designation from the U.S. Food and Drug Administration (“FDA”) as well as multiple successful regulatory applications globally. Prior to Vertex, Dr. Rodman held roles of increasing responsibility at the Novartis Institutes for Biomedical Research. He has also served in several academic leadership positions, including director of the Cystic Fibrosis Center at National Jewish Medical and Research Center.

About Nivalis Therapeutics, Inc.
Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical-stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About Cavosonstat
Cavosonstat works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to cavosonstat in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. Cavosonstat was granted Orphan Drug and Fast Track designations by the FDA earlier this year. Nivalis Therapeutics has completed clinical studies with cavosonstat, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, cavosonstat has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominantly in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, statements regarding the timing of completion of and availability of topline clinical results for its clinical trials, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Nivalis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	6,424	4,465	11,991	7,482
General and administrative	2,172	1,387	4,539	2,685
Loss from operations	(8,596)	(5,852)	(16,530)	(10,167)
Interest income	117	—	213	1
Net loss	$(8,479)	$(5,852)	$(16,317)	$(10,166)

Weighted average shares outstanding	15,462	4,159	15,462	3,189
Basic and diluted net loss per share	$(0.55)	$(1.41)	$(1.06)	$(3.19)

Summary Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2016	2015
Cash, cash equivalents and marketable securities	$73,734	$87,254
Property, plant and equipment, gross	1,713	1,669
Working capital	68,341	83,267
Total assets	74,565	87,909
Stockholders' equity	68,692	83,490

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com